Exhibit 99

Marine Products Corporation Reports First Quarter 2014 Financial Results

ATLANTA, April 23, 2014 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended March 31, 2014.  Marine Products is a leading manufacturer of fiberglass boats under two brand names: Chaparral sterndrive pleasure boats and jet boats, including H2O Sport and Fish & Ski Boats, SSi and SSX Sportboats, Sunesta Sportdecks, Xtreme Towboats, Signature Cruisers and Vortex jet boats, and Robalo outboard sport fishing boats.

For the quarter ended March 31, 2014, Marine Products generated net sales of $47,702,000, a 7.7 percent increase compared to $44,283,000 during the same period in the prior year.  The net sales change was due to an increase of 13.4 percent in the average selling price per boat and an increase in parts and accessories sales, partially offset by a 5.4 percent decrease in the number of units sold during the quarter compared to the prior year.   Average selling prices and parts and accessories sales increased compared to the prior year due to a favorable model mix that included larger Chaparral H2O models, improved sales of large Robalo models, and a significant number of our 307 SSX Sportboats, introduced in the 2014 model year.

Gross profit for the quarter was $8,838,000, or 18.5 percent of net sales, a 24.3 percent increase compared to gross profit of $7,112,000, or 16.1 percent of net sales, in the same period in the prior year.  As a percentage of net sales, gross profit increased due to enhanced operational efficiencies, and an improved model mix compared to the first quarter of 2013.

Operating profit for the quarter increased by 88.0 percent to $2,768,000 compared to $1,472,000 in the first quarter of last year due to higher gross profit, partially offset by higher selling, general and administrative expenses.  Selling, general and administrative expenses increased by 7.6 percent to $6,070,000 in the first quarter of 2014 compared to $5,640,000 last year.  These expenses increased due to costs which vary with sales and profitability, such as incentive compensation, sales commissions and warranty expense.  As a percentage of net sales, these expenses were comparable to the first quarter of 2013.  Interest income was $122,000 during the first quarter of 2014, a slight decline compared to $149,000 during the first quarter of 2013.

Marine Products’ income tax provision for the quarter was $912,000, an effective tax rate of 31.6 percent, significantly higher than the income tax provision during the first quarter of 2013.  The income tax provision in the first quarter of 2013 reflects a benefit from research and experimentation credits for both 2013 and the full year of 2012.  As of the end of the first quarter of 2014, this federal tax credit has expired and not been renewed for the current year. Net income for the quarter ended March 31, 2014 was $1,978,000, compared to net income of $1,449,000 in the first quarter of 2013.  Diluted earnings per share were $0.05 in the first quarter of 2014 compared to $0.04 in the first quarter of last year.

First Quarter 2014 Earnings Press Release

Richard A. Hubbell, Marine Products’ Chief Executive Officer stated, “Our financial results for the first quarter reflect continued growth in the sales of our Robalo sport fishing boats and a favorable model mix both at Robalo and several of our Chaparral product lines.  The market has responded favorably to our Chaparral 307 SSX Sportboat, introduced during the 2014 model year, and our larger Chaparral H2O models.  In addition, unit sales of our Robalo sport fishing boats increased compared to the first quarter of 2013, particularly in some of our larger models and the newly introduced Robalo bay boat.  Dealer inventories are high enough to allow our dealers to meet retail demand.  We believe that prolonged winter weather during the first quarter has impacted retail sales and caused dealer inventories to be slightly higher than normal.

“We sold our first Chaparral Vortex jet boats during the quarter.  We are pleased with the product as well as our dealers’ reception to it.  During the first quarter we sold the Vortex 203, and will produce the larger Vortex 223 and 243 models by the third quarter.  We are also gratified by strong sales of several of our new Chaparral models and the continued growth in Robalo.  The most recent market share statistics indicate that Chaparral is maintaining its leading market share in the 18 to 35-foot sterndrive pleasure boat category, which is confirmation of the appeal of our products. We are concerned about the continued cold weather in many of our domestic markets and are closely monitoring retail sales in order to maintain appropriate dealer inventory levels,” concluded Hubbell.

Marine Products Corporation will hold a conference call today, April 23, 2014 at 8:00 a.m. Eastern Time to discuss the results for the first quarter.  Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ website at www.marineproductscorp.com.  The live conference call can also be accessed by calling (888) 556-4997 or (719) 325-2315 and using the conference ID #1575832.  A replay of the conference call will be available in the investor relations section of Marine Products’ website beginning approximately two hours after the call.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive pleasure boats and jet boats, and Robalo sport fishing boats and continues to diversify its product lines through product innovation and is prepared to consider strategic acquisition targets.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

First Quarter 2014 Earnings Press Release

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes.  In particular, such statements include, without limitation, statements related to our belief that prolonged winter weather during the first quarter has caused dealer inventories to be higher than normal, our plans to introduce larger Vortex jet boats to our customers by the third quarter of 2014, and our concerns about continued cold weather in many of our domestic markets.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements.  These risks include possible decreases in the level of consumer confidence and available funds impacting discretionary spending, increased interest rates and fuel prices, weather conditions, changes in consumer preferences, deterioration in the quality of Marine Products’ network of independent boat dealers or availability of financing of their inventory, and competition from other boat manufacturers and dealers.  Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in Marine Products’ Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2013.

For information contact:

BEN M. PALMER
Chief Financial Officer
(404) 321-7910
irdept@marineproductscorp.com

JIM LANDERS
Vice President, Corporate Finance
(404) 321-2162
jlanders@marineproductscorp.com

First Quarter 2014 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended March 31, (Unaudited)	First Quarter
	2014	2013	% BETTER (WORSE)
Net Sales	$47,702	$44,283	7.7%
Cost of Goods Sold	38,864	37,171	(4.6)
Gross Profit	8,838	7,112	24.3
Selling, General and Administrative Expenses	6,070	5,640	(7.6)
Operating Profit	2,768	1,472	88.0
Interest Income	122	149	(18.1)
Income Before Income Taxes	2,890	1,621	78.3
Income Tax Provision	912	172	N/M
Net Income	$1,978	$1,449	36.5%

EARNINGS PER SHARE
Basic	$0.05	$0.04	25.0%
Diluted	$0.05	$0.04	25.0%

AVERAGE SHARES OUTSTANDING
Basic	36,958	36,795
Diluted	37,255	37,003

First Quarter 2014 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At March 31, (Unaudited)	(in thousands)
	2014	2013
ASSETS
Cash and cash equivalents	$8,663	$6,345
Marketable securities	8,439	1,455
Accounts receivable, net	3,000	3,138
Inventories	26,548	26,517
Income taxes receivable	416	966
Deferred income taxes	1,162	1,298
Prepaid expenses and other current assets	1,193	1,052
Total current assets	49,421	40,771
Property, plant and equipment, net	11,164	11,356
Goodwill	3,308	3,308
Other intangibles, net	465	465
Marketable securities	32,164	35,844
Deferred income taxes	2,882	3,242
Other assets	8,351	6,885
Total assets	$107,755	$101,871

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$8,409	$7,194
Accrued expenses and other liabilities	10,762	10,211
Total current liabilities	19,171	17,405
Long-term pension liabilities	6,288	6,406
Other long-term liabilities	87	86
Total liabilities	25,546	23,897
Common stock	3,821	3,811
Capital in excess of par value	3,455	2,283
Retained earnings	75,776	73,428
Accumulated other comprehensive loss	(843)	(1,548)
Total stockholders’ equity	82,209	77,974
Total liabilities and stockholders’ equity	$107,755	$101,871